EXHIBIT 3.1


                        NORTH EAST INSURANCE COMPANY
                        (a quasi-public corporation)

                     CONFORMED ARTICLES OF INCORPORATION



FIRST:    The name of the corporation is NORTH EAST INSURANCE COMPANY.


SECOND:   The name of its clerk and the registered office shall be:

                                  Samuel M. Koren
                                  P.O. Box 1418
                                  482 Payne Road
                                  Scarborough, ME  04070-1418


THIRD: The maximum number of authorized shares of the capital stock of the Corporation shall be 12,000,000 shares of capital stock consisting of 12,000,000 shares of Common Stock of par value of $1.00 per share. The aggregate par value of all shares which the Corporation shall have authority to issue is $12,000,000.

          There are no pre-emptive rights.

FOURTH: The maximum number of directors shall be 21 and the minimum number of directors shall be 7. The Board of Directors is authorized by resolution to increase and decrease the number of directors within that range, but no reduction in the number of directors shall shorten the term of any incumbent director.

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(1)   These conformed Articles of Incorporation have been prepared based on the Certificate of Organization of North East Insurance Company and all amendments thereto filed with the Maine Secretary of State, to which reference is made for the complete text of North East Insurance Company's Articles of Incorporation.


FIFTH:    The purposes of the corporation are:

      1. To insure against loss or damage to property and loss of use and occupancy by fire; explosion, fire ensuing; explosion, no fire ensuing, except explosion of steam boilers and fly wheels; lightning or tempest and tornadoes on land; by water and breakage or leakage of sprinklers, pumps or other apparatus erected for extinguishing fires, and of water pipes or against accidental injury to such sprinklers, pumps or other apparatus.

      2. To insure against loss or damage to property of the assured, or loss or damage to the life, person or property of another for which the assured is liable, caused by the explosion of steam boilers or their connections or by the breakage or rupture of machinery or fly wheels; and against loss of use and occupancy caused thereby.

      3. To insure any person against bodily injury or death by accident, or any person, firm or corporation against loss or damage on account of the bodily injury or death by accident of any person, for which loss or damage said person, firm or corporation is responsible and to make insurance upon the health of individuals.

      4. To insure against breakage or damage to glass, local or in transit.

      5. To insure the owners of domestic animals against loss resulting from death or injury to the animals insured and to furnish veterinary's services.

      6. To insure against loss or damage by burglary, theft or housebreaking.

      7. To examine titles of real estate and personal property, furnish information relative thereto and insure owners and others interested therein against loss by reason of encumbrances or defective titles.

      8. To insure against loss or damage to automobiles, except loss or damage by fire or while being transported in any conveyance, either by land or water; including loss by legal liability for damage to property resulting from the maintenance and use of automobiles.

      9. To insure any goods or premises against loss or damage by water, caused by the breakage or leakage of sprinklers, pumps, water pipes or plumbing and its fixtures and against accidental injury from other cause than fire or lightning to such sprinklers, pumps, water pipes, plumbing and fixtures.

      10. To insure against loss or damage to property arising from accidents to elevators, bicycles and vehicles, except rolling stock of railroads, from other causes than fire or lightning.

      11. To insure against loss or damage to property, including loss of use and occupancy of tractors, vehicles, smoke and smudge, earthquake, hail, frost or snow, weather or climatic conditions, including excess or deficiency of moisture, flood, rain or drought.

      12. Also to insure against loss or damage by insects or disease to domestic animals and to farm crops or products and loss of rental value of land used in producing such crops or products.

      13. Also to insure against loss or damage, including loss of use or occupancy by water entering through leaks or openings in buildings.

      14. Also to insure against loss or damage to aircraft, whether stationary or in motion, which shall include all or any of the hazards of fire, explosion, transportation or collision.

      15. Also to insure against loss by legal liability for damage to property or for bodily injury or death resulting from the maintenance and use of motor vehicles or aircraft or any object falling therefrom excepting explosives or missiles in time of war, insurrection or civil strife.

      16. Also to insure against loss by vandalism, sabotage or malicious mischief to any and all kinds of property, or the wrongful conversion, disposal or concealment of motor vehicles or aircraft.

      17. Any policy insuring against liability resulting from or incident to the ownership, maintenance or use of a vehicle or aircraft may contain a provision for payment on behalf of the injured party or for reimbursement of the insured for payment, irrespective of legal liability of the insured, of medical, hospital, surgical and disability benefits to persons injured and funeral and death benefits to dependents, beneficiaries or personal representatives of persons who are killed as the result of an automobile accident, and such provision shall not be deemed to be an accident insurance policy within the life, personal accident or health insurance provisions of the Revised Statutes.

      18. To reinsure on a concurrent, excess, or other basis, insurance and/or guarantees of the aforementioned kinds or classes insured by any other company, domestic or foreign, and to reinsure or cede reinsurance on concurrent, excess or other basis, insurance and/or guarantees of any of the aforementioned kinds or classes issued by this company.

      19. To issue insurance or guarantees of each or any of the foregoing kinds or classes on a participating or a non-participating plan or basis.

      19-A. To guaranty the fidelity of persons in possession of trust, private or public, and to act as surety on official bonds for the performance of other obligations.

      20. To subscribe for, purchase, or otherwise acquire, own, hold, invest in, use, sell, or assign, transfer, exchange, pledge, mortgage, or otherwise, deal in or with shares of stock, bonds, coupons, promissory notes, pledges, obligations of corporations or associations, domestic or foreign, governmental or otherwise, and be a stockholder in any such company, corporation or association.

      21. To receive, collect, hold or dispose of interest, dividends and income upon, of and from any of the shares of stock, bonds, coupons, promissory notes, pledges, obligations, contracts, evidences of debt, securities, or other property held or owned by it, and to exercise in respect thereof any and all rights, powers and privileges of individual ownership, including the right to vote thereon, and to do any and all acts and things tending to increase the value of the property at any time, held by it.

      22. To purchase, lease, or otherwise acquire, hold, own, use, manage, sell, convey, mortgage, lease, or otherwise dispose of and deal in, both within and without the State of Maine, real and personal property of every kind and description necessary, convenient or proper for the purposes of the company.

      23. To purchase, hold, sell, transfer, the shares of its own capital stock, provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

      24. To have one or more offices, to carry on all or any of its operations and business in any of the States, Districts, and Territories of the United States, and in any and all foreign countries subject, however, to the laws of such States, Districts, Territories, and foreign countries.

      25. To do all and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or incidental to the powers herein named, which shall at any time appear conducive or expedient for the benefit or protection of the corporation, to the same extent or as fully as natural persons might or could do, with all the powers now or hereafter conferred by the laws of the State of Maine.

      26. The foregoing clauses shall be construed both as objects and powers, and it is expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.


SIXTH:    The Corporation shall not:

      (1)   merge or consolidate with or into any other person; or

      (2) sell, lease, exchange or otherwise dispose of (except pursuant to a mortgage, security interest or the like) all or substantially all of the assets of the Corporation to or with any other person;

      unless and until such transaction is authorized or approved by the affirmative vote of the holders of at least 75% of the outstanding stock of the Corporation entitled to vote thereon or, if no vote is otherwise required by law, by the affirmative vote of the holders of at least 75% of the outstanding stock of the Corporation entitled to vote generally in the election of directors, considered for the purposes of this provision as one class, but the foregoing requirement shall not apply, and the applicable provisions of the laws of Maine, if any, relating to the percentage of stockholder approval shall apply to

            (i) any merger or other transaction described in the preceding subparagraphs (1) and (2) if the other person party to or involved in the merger or other transaction is a wholly-owned subsidiary of the Corporation and engaged solely in and with assets relating only to the insurance business; or

            (ii) any merger or other transaction described in the preceding subparagraphs (1) and (2) if such merger or other transaction is between or otherwise involves the Corporation and any other person which is not an "affiliate" of the Corporation and if at any time prior to its consummation the transaction has been approved by a resolution adopted by not less than two-thirds of all of the directors then in office, and remaining in effect on the date of such consummation.

      For purposes of this Article a "person" is any individual, partnership, corporation or entity; an "affiliate" of the Corporation is (a) any other person more than 50% of the voting securities of which are owned directly or indirectly by the Corporation or (b) any other person which, either itself or together with any other person which controls, is controlled by or is under common control with, directly or indirectly, said other person, or together with its associates (as defined under the rules and regulations adopted under the Securities Exchange Act of 1934 as in effect on March 1, 1981), owns, directly or indirectly, of record or beneficially more than 20% of any outstanding class of stock of the Corporation entitled to vote in respect of the election of directors on the record date used to determine the stockholders of the Corporation entitled, by law or by this ARTICLE SIXTH, to vote with respect thereto; and "beneficially" means shares held for the benefit of a person including shares in the name of another from which such person obtains benefits substantially equivalent to those of ownership by reason of ownership, control, or by reason of any contract, relationship or other arrangement.

      The foregoing provisions of this ARTICLE SIXTH shall not be modified, revised, altered, amended, repealed or rescinded, in whole or in part, except by the affirmative vote of the holders of at least 75% of the outstanding stock of the Corporation entitled to vote thereon.